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FHLT 2006-B
                          1,014,751,723.31

CRITERIA/ COLLATERAL PARAMETERS

CRITERIA                    REVISED "AAA" HEL BUSINESS PLAN           "A' HEL BUSINESS PLAN/ "AA" BUSINESS PLAN          UBS VALUE
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
WA FICO SCORE               (GT)615                                   (GT)615                                                  627
(LT)550 BUCKET              (LT)=20%                                  (LT)=15%                                               12.89
WA LTV                      (LT)85%                                   (LT)85%                                                81.43
(GT)100%                    0%                                        0%                                                      0.00
(GT)95%                     (LT)=15%                                  (LT)=12%                                                8.25
(GT)85%                     (LT)=40%                                  (LT)=35%                                               25.87
WA LOAN SIZE                (GT)=150K                                 (GT)=150K                                         212,959.44
(LT)100k                    (LT)=20%                                  (LT)=20%                                                8.56
CASHOUT REFIS               65%                                       65%                                                    45.59
GEOGRAPHIC DIST             CONCENTRATION IN ANY ONE STATE (LT)50%    CONCENTRATION IN ANY ONE STATE (LT)40%               CA(18%)
IO LOANS                    (LT)=40%                                  (LT)=40%                                                9.31

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(LT) -  Less than
(LT)= - Less than or equal to
(GT) -  Greater than
(GT)= - Greater than or equal to

OPTIONAL

CRITERIA                    REVISED "AAA" HEL BUSINESS PLAN           "A' HEL BUSINESS PLAN/ "AA" BUSINESS PLAN          UBS VALUE
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
FIRST LIEN                  (LT)=90%                                  (LT)=90%                                              92.92
SECOND LIEN                 (LT)=10%                                  (LT)=10%                                               7.08
PRIMARY                     (GT)90%                                   (GT)90%                                               95.53
SECOND                      (LT)10%                                   (LT)10%                                                0.89
INVESTMENT                  (LT)5%                                    (LT)5%                                                 3.58
SINGLE FAMILY               (GT)=80%                                  (GT)=80%                                              82.47
MULTI FAMILY                (LT)15%                                   (LT)15%                                               10.84
CONDO                       (LT)15%                                   (LT)15%                                                6.70
MANUFACTURED HOUSING        (LT)5%                                    (LT)5%                                                 0.00
PUD
FRM                         (LT)30%                                   (LT)30%                                               19.07
ARM                         (GT)=70%                                  (GT)=70%                                              80.93

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(LT) -  Less than
(LT)= - Less than or equal to
(GT) -  Greater than
(GT)= - Greater than or equal to

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This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an indication of interest in purchasing such securities, when, as and if issued. Any such indication will not constitute a contractual commitment by you to purchase any of the securities until the offering has been priced and we have advised you of and confirmed the allocation of securities to be made to you. You may withdraw you indication of interest at any time prior to the notice of allocation. The issuer is not obligated to issue such security or any similar security and the underwriter's obligation to deliver such security is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer. You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that securities may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such securities to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials. If for any reason the issuer does not deliver such certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. In addition, you may get the prospectus for free by visiting our website at http://www.ubs.com/regulationab. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(877) 867-2654.

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